EXHIBIT 99.1

For Immediate Release
August 2, 2002


NBC Acquisition Corp., the parent company of Nebraska Book Company, Inc. (NBC) today announced the sale of a minority interest in the Company to Weston Presidio by investment funds affiliated with Haas Wheat & Partners, a Dallas-based private investment firm that is NBC's majority shareholder. NBC is the nation's largest chain of independent college bookstores and one of the industry's largest suppliers of used college textbooks.

Mark Oppegard, President and Chief Executive Officer of NBC said, "We are delighted to have Weston Presidio join Haas Wheat as a significant investor in Nebraska Book. Weston Presidio has a distinguished record as a value-added investor in premier companies, and it views our company as fitting very well with its portfolio and investment strategy. Weston Presidio's desire is for us to continue doing what we do best and that is serving our customers."

Mark Bono, General Partner at Weston Presidio said. "We are very excited to add Nebraska Book Company to our family of companies. After an exhaustive review, we came to understand why Nebraska Book is the leader in its industry. It is the quality of their operations and the commitment they have to serving their customers that sets them apart from the competition. They are 100% focused on customer satisfaction."

                           ABOUT NEBRASKA BOOK COMPANY

     Founded in 1915, Nebraska Book is one of the largest companies in the college bookstore industry. Its wholesale operation sells more than 7.5 million textbooks annually to nearly 3,000 college bookstores. The Company owns or manages 108 bookstores serving college campuses, selling new and used textbooks and a variety of general merchandise. The Company's e-commerce offering is provided by its affiliate, TheCampusHub.com, which has nearly 450 campuses deploying its state-of-the-art Internet solution. The Company also provides additional services that complement its other offerings. These include centralized buying services to member bookstores; distributing materials to courses involved in distance education and selling proprietary information systems. For more information please go to WWW.NEBOOK.COM.

                              ABOUT WESTON PRESIDIO

Weston Presidio (WP) is an investment partnership that invests equity capital into privately held growth companies. WP was founded in 1991 and manages over $2.2 billion of capital. With offices in San Francisco, Boston and Menlo Park, WP has worked side by side with the entrepreneurs behind over 200 companies. WP has an investment team of 20 people with a proven track record and is committed to helping portfolio companies become industry leaders. The funds participating in the above referenced transaction are Weston Presidio Capital III and IV and the related WPC Entrepreneur Funds. For more information please go to WWW.WESTONPRESIDIO.COM.